Exhibit 99.1

November 16, 2010

Tofutti Press Release

Company Contact:               Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES THIRD QUARTER
 AND NINE MONTH RESULTS

Cranford, New Jersey  -- November 16, 2010 -- TOFUTTI BRANDS INC. (NYSEAMEX Symbol: TOF) today announced its results for the thirteen and thirty-nine week periods ended October 2, 2010.

The Company reported net sales for the thirteen weeks ended October 2, 2010 of  approximately $4.4 million compared with net sales of $4.7 million for the thirteen weeks ended September 26, 2009.  Sales were negatively impacted in the thirteen weeks ended October 2, 2010 because of a significant decrease in sales in all frozen dessert categories.  The decrease in frozen dessert sales was offset in part by continuing strong sales in cheese product categories.  Net sales for the thirty-nine week period ended October 2, 2010 decreased to approximately $13.5 million from approximately $14.1 million  for the thirty-nine week period ended September 26, 2009, also due to decreases in frozen dessert product sales.

For the thirteen week period ended October 2, 2010, the Company reported income before income taxes of $337,000 compared to a loss before income taxes of $72,000 for the thirteen week period ended July 3, 2010 and  income before income taxes of $316,000 for the thirteen week period ended September 26, 2009.  The Company reported income before income taxes of  $740,000 for the thirty-nine week period ended October 2, 2010 compared to income before income taxes of $733,000 for the thirty-nine week period ended September 26, 2009.

         The Company recorded net income of $212,000 ($0.04 per share on a basic and diluted basis) for the thirteen weeks ended October 2, 2010 compared to a net loss of $42,000 ($0.01 per share on  a basic and diluted basis) for the thirteen weeks ended July 3, 2010 and net income of $200,000 ($0.04 per share on a basic and diluted basis) for the thirteen weeks ended September 26, 2009.  Net income for the thirty-nine weeks ended October 2, 2010 was $445,000 ($0.09 per share on a basic and diluted basis) compared to  $450,000 ($0.09 per share on a basic and diluted basis) for the thirty-nine weeks ended September 26, 2009.

         As of October 2, 2010, the Company had cash and cash equivalents of approximately $2.3 million and working capital of  approximately $4.6 million compared to cash and cash equivalents of  approximately $1.3 million and working capital of $4.3 million at July 3, 2010 and cash and cash equivalents of approximately $1.4 million and working capital of approximately $4.1 million at January 2, 2010.

           Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, " Our third quarter results reflect a return to profitability despite the continuing weak market for frozen desserts. Our efforts to trim our product lines have been successful and we recorded operating income in the last quarter.   We continue to be excited by our two new dairy-free food products that we plan to introduce into the market over the next few months. We intend to release the first commercially available nondairy and gluten-free ricotta cheese product, which is expected to reach grocers’ shelves early next year. We also intend to release what we believe will be the first dairy-free, sugar-free, frozen dessert that incorporates Stevia as the sweetening agent. We expect that this product will be commercially available during the first quarter of 2011."

TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products.  TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately twenty-five other countries.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended October 2, 2010	Thirteen weeks ended September 26, 2009	Thirty-nine weeks ended October 2, 2010	Thirty-nine weeks ended September 26, 2009

Net sales	$4,378	$4,730	$13,474	$14,137
Cost of sales	2,909	3,211	9,221	9,812
Gross profit	1,469	1,519	4,253	4,325
Operating expenses	1,132	1,203	3,513	3,592
Income before income taxes	337	316	740	733
Income tax expense	125	116	295	283
Net income	$212	$200	$445	$450
Weighted average common shares outstanding:
Basic and diluted	5,177	5,177	5,177	5,178
Net income per common share:
Basic and diluted	$0.04	$0.04	$0.09	$0.09

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share figures)

	October 2, 2010	January 2, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,289	$1,413
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $593 and $538, respectively	1,697	1,461
Inventories	1,652	1,931
Prepaid expenses	14	13
Refundable income taxes	33	252
Deferred income taxes	299	299
Total current assets	5,984	5,369

Fixed assets, net of accumulated amortization of $37 and $33	11	15
Other assets	16	16
	$6,011	$5,400

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$585	$164
Accrued expenses	477	616
Accrued officers’ compensation	375	500
Total current liabilities	1,437	1,280

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	--	--
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,176,678 shares at October 2, 2010 and 5,176,678 shares at January 2, 2010	52	52
Retained earnings	4,522	4,068
Total stockholders’ equity	4,574	4,120
Total liabilities and stockholders’ equity	$6,011	$5,400